Exhibit 99.3

LETTER OF INTENT FOR PROPOSED JOINT VENTURE AMONG

WELLS FARGO BANK, N.A. AND WELLS FARGO VENTURES, LLC

AND DOMINION HOMES, INC. AND

DOMINION HOMES FINANCIAL SERVICES, LTD.

I.	Purpose

This Letter of Intent (“Letter”) is intended to facilitate further discussions among Wells Fargo Bank, N.A. (the “Bank”) and its wholly owned subsidiary Wells Fargo Ventures LLC (“Ventures”) and Dominion Homes, Inc. (“Dominion Homes”) and its wholly owned subsidiary, Dominion Homes Financial Services, Ltd. (“DHFS”) concerning the creation of a Joint Venture for the purpose of engaging in the residential mortgage lending business. Except as otherwise expressly provided in Paragraph VII(A) below, herein, this Letter is not intended to be binding on any party, but shall serve as the basis of definitive agreements (“Definitive Agreements”), drafts of which have been provided by the Bank and Ventures to Dominion Homes and DHFS.

II.	Proposed Structure

A.	As soon as practicable after this Letter is executed and delivered by the parties, DHFS will form a new limited liability company (“Single Member LLC”) under Delaware law which will be qualified to transact business generally (but will not be licensed as a mortgage broker) in the states of Ohio, Kentucky and Indiana. The Single Member LLC will be a disregarded entity for federal tax purposes and will not have a taxpayer identification number. The Single Member LLC will be funded initially by DHFS with a contribution of $75,000 in cash in exchange for the issuance by the Single Member LLC of 1,000 Units (the “Units”).

B.	On a date and time mutually acceptable to the parties, and presently anticipated to be March 15, 2006, DHFS will transfer pursuant to a Limited Liability Company Contribution and Subscription Agreement certain assets (“Asset Contribution”) from DHFS to the Single Member LLC. These assets will include floating pipeline loans, tangible assets, including, furniture, fixtures, equipment, certain employees of DHFS (other than the Transferred Employees as defined hereunder) and other intangible assets identified by the parties which the parties expect to have a fair market value of Three Million Six Hundred Thousand Dollars ($3,600,000) based on the preliminary due diligence of Ventures and the Bank and discussions with Dominion Homes and DHFS.

C.	DHFS will sell to (the “Sale”) to Ventures, and Ventures will purchase, a 50.1% interest (501 Units) (“Purchased Units”) in the Single Member LLC. Upon the consummation of the Sale, the Single Member LLC shall be defined herein as the “Joint Venture.” The parties will cause the Joint Venture to obtain it own tax payer identification number. The Sale and the Asset Contribution shall be contingent upon: (i) Ventures and DHFS entering into a mutually satisfactory operating agreement with respect to the Joint Venture (the “Operating Agreement”); (ii) DHFS being comfortable that, upon the occurrence of the Sale, the Joint Venture will be an operating subsidiary of the Bank, exempt from state licensing requirements and otherwise fully authorized to engage in the mortgage banking business in Ohio, Kentucky and Indiana; (iii) the Joint Venture making (or being in a position to make) the appropriate applications with the U.S. Department of Housing and Urban Development to be approved as an FHA lender (“HUD Approval”); (iv) a mutually acceptable Assignment and Bill of Sale between DHFS and Ventures; (v) a mutually acceptable Service Agreement (“Service Agreement”) (with a reasonable administrative fee not to exceed $12,000 annually, with annual adjustments not to exceed 3% per year) between the Joint Venture and the Bank; (vi) a mutually acceptable Credit Agreement between the Joint Venture and the Bank; (vii) a mutually acceptable Pledge and Security Agreement between the Bank and the Joint Venture; (viii) a mutually acceptable demand note made by the Joint Venture in the principal amount of $10 million; and (ix) a mutually acceptable Home Equity Brokerage Agreement between the Bank and the Joint Venture. In connection with the foregoing Definitive Agreements, the following shall apply:

1.	The Operating Agreement will provide for the timely distribution of financial statements, audits and reports and internal controls which will permit Dominion Homes to comply with its SEC reporting and other requirements.

2.	No legal opinions will be required by counsel for any of the parties in connection with the transactions contemplated by the Letter and the Definitive Agreements.

3.	Except as provided herein, the economics and business terms in the Definitive Agreements shall reflect the pro-forma information prepared by Ventures and reviewed by Dominion.

4.	Contributed Property to the Joint Venture will be treated under the traditional method defined in Treasury Regulation Section 1.704-3(b). The Operating Committee, as defined in the

Operating Agreement, shall be required to approve the filing of any federal or state income tax return, the making of any tax election, compromising or settling any tax controversy, extending any statute of limitations relating to a tax matter, selecting or varying depreciation or accounting methods, changing the fiscal year of the Joint Venture or making any other material decision with respect to the treatment of any transaction of the Joint Venture for tax purposes. Additionally, Ventures agrees that the Purchased Units will be treated for federal income tax purposes in accordance with IRS Revenue Ruling 99-5 as the purchase by Ventures of a 50.1% undivided interest in each asset of the Joint Venture, followed by the contribution by Ventures and DHFS of their 50.1% and 49.9%, respective interests in the assets of the Joint Venture to a new tax partnership in exchange for their respective Units of the Joint Venture.

D.	Dominion Homes will own a 49.9% interest (499 Units) in the Joint Venture.

E.	The purchase price to be paid by Ventures to DHFS for the Purchased Units shall be $1,837,575, based on a good faith preliminary estimate of the fair market value of the Units determined by the parties. This purchase price will be paid as follows: (a) $937,575 will be paid to DHFS on the next business day after the date of the DFHS Asset Contribution; and (b) $900,000 will be paid the earlier of April 3 or the receipt by the Joint Venture of the HUD Approval.

F.	The Joint Venture will reimburse DHFS its costs related to the formation of the Single Member LLC and in connection with Asset Capitalization. The Joint Venture will reimburse DHFS in connection with its costs related to the Sale of the Purchased Units. Additionally, no start-up fee will be paid by the Joint Venture to the Bank or Ventures.

III.	Disclosure

Dominion Homes and Ventures have previously executed a confidentiality agreement that will govern all aspects of these negotiations and the Definitive Agreements. Notwithstanding anything therein to the contrary, the parties agree that a mutually acceptable press release describing the Letter may be issued by Dominion Homes at the close of business Monday, February 27, 2006 and may be discussed by Dominion Homes during its call with analysts on Tuesday, February 28, 2006.

IV.	Transition Period

A.	The period from the date of this Letter until the date of the Sale shall be defined herein as the Transition Period.

B.	During the Transition Period, DHFS and the Bank will mutually agree on certain DHFS employees being offered employment by the Bank under terms and conditions of the Bank, and those employees who accept employment shall be defined hereunder as “Transferred Employees.” The Transferred Employees, together with an appropriate and adequate number of dedicated Bank employees, shall process mortgage loan applications from individuals who are seeking financing in order to purchase homes from Dominion Homes (the “Dominion Homes Customers”). Dominion Homes shall not receive any fee in connection with such applications. The Bank shall pay Dominion Homes a reasonable rental rate to the extent that such Transferred Employees use facilities and equipment provided by Dominion Homes and DHFS. The Bank, at its expense, shall promptly train such Transferred Employees on the Bank’s mortgage loan procedures and systems. The Bank agrees to process such applications during such Transition Period in accordance with its standard practices. Such Transferred Employees shall be transferred and assigned by the Bank to the Joint Venture upon the date of the Sale.

C.	Any loan applications from Dominion Homes Customers that are received by the Bank during the Transition Period — or in the case of FHA loan applications, prior to the date on which the Joint Venture receives HUD Approval — and remain unclosed at the time of the Sale — or, in the case of FHA loan applications, at the time the Joint Venture receives HUD Approval — will be sold to the Joint Venture according to the terms outlined in the pipeline purchase agreement to be negotiated between the Bank and the Joint Venture. In that regard, the parties anticipate that the Joint Venture shall pay industry-standard fair-market-value pricing for these loans.

D.	The parties acknowledge and agree that the “fully-committed” loans of DHFS on the date of this Letter shall be retained by DHFS, and any fees related thereto will remain with DHFS.

V.	Additional Terms

A.	The parties anticipate that the Operating Agreement will provide that a termination fee (“Termination Fee”) will be payable by DHFS to Ventures in certain instances set forth therein. The Termination Fee will be the greater of: (i) the amount generated by multiplying the Joint Venture highest annual profit (for either a partial or a full calendar year) during the previous three years by 1.0 (provided, that if the Termination Date is after the third anniversary of the date the Joint Venture commences accepting loan applications, the multiplier applied to the profit shall be 0.5 instead of 1.0); or (ii) $1,800,000 if the Termination Date is before the third (3rd) anniversary of the Asset Contribution by DHFS to the Joint Venture.

B.	All leases, debts, and obligations of, and all claims against (both final and contingent, direct and indirect), Dominion Homes and/or DHFS shall remain the responsibility of Dominion Homes and DHFS, respectively, and shall not be assigned to, or assumed by, the Joint Venture, except as otherwise expressly agreed to in the Definitive Agreements.

VI.	Due Diligence

Each of the parties reserves the right to complete additional due diligence to refine its understanding of this opportunity. This due diligence for the Bank and Ventures includes, but is not limited to, the following activities:

a.	Interview existing personnel of DHFS.

b.	Review DHFS audited financial statements from 2003, 2004 and 2005, including income statements, balance sheet, pipeline reports and asset lists.

c.	Review the lease agreements and the physical space currently occupied by DHFS.

d.	Review of publicly disclosed SEC documents regarding the background of officers and directors of Dominion Homes.

e.	Review the floating pipeline of DHFS to ensure that the pipeline loans transferred to the Joint Venture are able to be processed and funded according to the Bank’s investor guidelines.

Upon mutual acceptance of these terms, Ventures will commence its due diligence. Simultaneous with the due diligence, Ventures shall prepare revised drafts of the Definitive Agreements with respect to the Joint Venture for review and execution as soon as practicable. The due diligence shall be completed on or before March 7, 2006.

VII.	Non-Binding Statement of Certain Proposed Terms

A.	Except as provided in paragraph IX, this Letter constitutes a non-binding offer that may be cancelled or retracted by any party at any time prior to the execution of the Definitive Agreements. It is expressly agreed that the terms of the Definitive Agreements must be acceptable to each party in that party’s commercially reasonable discretion. It is expressly agreed and understood that the aggregate amounts to be paid by the Bank and Ventures to Dominion Homes and DHFS must comply in all respects with applicable laws and regulations, including without limitation the Federal Real Estate Settlement Procedures Act and the Department of Housing and Urban Development’s Regulation X, as well as all capital and other requirements of the Office of the Comptroller of the Currency; provided that the Bank and Ventures have no reasonable basis to conclude that the proposed terms hereof are not in compliance with such applicable laws and regulations.

B.	This non-binding offer will expire if not accepted by Dominion Homes and DHFS by 5:00 PM CST on February 28, 2006.

VIII.	Applicable Law and Forum

This Letter shall be construed in accordance with Ohio law. Any dispute hereunder shall be litigated exclusively in a court of competent jurisdiction located in Columbus, Ohio.

IX.	Binding Provisions

Notwithstanding anything herein to the contrary, the following provisions herein shall be binding: Paragraphs III, IV(D), VI and IX. In the event that Definitive Agreements are not entered into by March 15, 2006, any of the parties may, by written notice to the other parties, discontinue and otherwise terminate the arrangements described in paragraphs IV(A), (B) and (C). In any such event, the Transferred Employees shall be returned by the Bank to Dominion or DHFS. In addition to the foregoing, the parties hereto acknowledge that they have an obligation to negotiate in good faith and dedicate adequate resources and use commercially reasonable efforts in connection with the consummating of the transactions contemplated in this Letter.

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IN WITNESS WHEREOF, the duly authorized representative of the undersigned parties have entered into this Agreement to be effective this 28th day of February, 2006.

WELLS FARGO BANK, N.A.		DOMINON HOMES, INC.

By	/s/ Chris Derrow	By	/s/ William G. Cornely
Its	Regional VP - Sales	Its	Senior Vice President of Finance

Date: February 27, 2006		Date: February 27, 2006

WELLS FARGO VENTURES LLC		DOMINON HOMES FINANCIAL SERVICES LTD.

By	/s/ Karolyn Baker	By	/s/ William G. Cornely
Its	Vice President	Its	President

Date: February 27, 2006		Date: February 27, 2006